Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EF HUTTON ACQUISITION CORPORATION I

June 1, 2023

EF Hutton Acquisition Corporation I, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “EF Hutton Acquisition Corporation I.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 3, 2021. The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of Delaware on September 8, 2022.

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph F of Article FIFTH is hereby amended and restated to read in full as follows:

“F. The Corporation will have until 9 months from the consummation of the IPO to close a Business Combination. However, if the Corporation anticipates that it may not be able to consummate a Business Combination within 9 months, the Corporation may extend the period of time to consummate a Business Combination up to nine times, each by an additional one-month (for a total of up to 18 months to complete a business combination). In order to extend the time available for the Corporation to consummate a Business Combination, our sponsor or its affiliates or designees, prior to the applicable deadline, must deposit into the Trust Fund the lesser of $80,000 and $0.04 for each outstanding share of common stock sold in the Corporation’s IPO on or prior to the date of the applicable deadline for each one-month extension. In the event that the Corporation does not consummate a Business Combination by 9 months from the consummation of the IPO (or up to 18 months if the Corporation extends the period of time to consummate a business combination by the full amount of time and our stockholders have not approved an amendment to our charter extending this time period), the Corporation will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the IPO Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund including interest earned on the funds held in the Trust Fund and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding IPO Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our private warrants, which will expire worthless if we fail to complete our initial business combination within the 9-month time period (or up to 18-month time period if the Corporation extends the period of time to consummate a Business Combination to the fullest extent).”

IN WITNESS WHEREOF, EF Hutton Acquisition Corporation I has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

EF Hutton Acquisition Corporation I

By:	/s/ Benjamin Piggott
Name:	Benjamin Piggott
Title:	Chief Executive Officer